Exhibit 99.1

PRESS RELEASE

Catalent Delays Third Quarter Results and Conference Call and Provides

Update on Fiscal 2023 Guidance

SOMERSET, N.J., May 8, 2023 – Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, today announced that it will be delaying the release of its third fiscal quarter results and investor conference call, previously scheduled for Tuesday, May 9, 2023. The Company currently anticipates filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission no later than May 11, 2023. The Company now expects to file its Quarterly Report on Form 10-Q on May 15, 2023, prior to the expiration of the extension period provided by Rule 12b-25 under the Securities Exchange Act of 1934.

On April 14, 2023, the Company issued a press release providing a business update, which stated that the Company expected that productivity issues and higher-than-expected costs experienced at three of its facilities, including two of its largest manufacturing facilities, will materially and adversely impact the Company’s financial results for the third fiscal quarter and its outlook for the remainder of the 2023 fiscal year. In addition to these operational challenges, the Company has also since identified significant issues with its forecasts over the past year, which are currently being addressed.

Last week, in the course of finalizing its financial statements for the third fiscal quarter ended March 31, 2023, the Company identified certain potential non-cash adjustments related to its operations in Bloomington, Indiana, and will need more time to review this matter prior to filing its Quarterly Report on Form 10-Q on May 15, 2023.

When combining the operational and productivity issues, the prior forecasting challenges, and, less significantly, the potential non-cash adjustments, the Company expects to significantly reduce both its fiscal 2023 net revenue and Adjusted EBITDA guidance by more than $400 million each. In addition, the Company expects that its income statement and balance sheet will reflect a goodwill impairment in our consumer health business of more than $200 million, primarily related to its October 2021 acquisition of Bettera Wellness.

“We understand the importance of timely financial reporting and apologize for the inconvenience caused by this delay in our quarterly filing and investor conference call. We are dissatisfied with our recent results and are taking the necessary steps to address the issues that negatively impacted our performance, which fell well short of our prior projections,” said Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc. “We are confident that our recent operational challenges are temporary and addressable, and we are working intensively to return to our historic productivity levels. We are also increasing the rigor of our forecasting, to ensure that we can more effectively anticipate and respond to the increased complexity in our business and the challenging macroeconomic environment. We believe the fundamentals of our business remain strong, with a platform that plays a critical role in the global healthcare ecosystem. Furthermore, our reduced outlook for fiscal 2023 was not due to any GMP compliance issue or the loss of any customer or cancelled order. Our customers’ supply situations remain healthy, and we believe we can sufficiently service their demand.”

Third Quarter Fiscal Year 2023 Earnings Conference Webcast

The Company now expects to release financial results for the third quarter of fiscal year 2023, ended March 31, 2023, before the market open on Monday, May 15, 2023, and will host a webcast to discuss the results at 8:15 a.m. ET on the same day. Catalent invites all interested parties to listen to the webcast and view a supplemental slide presentation, both of which will be accessible through Catalent’s website at https://investor.catalent.com. The webcast replay, along with the supplemental slides, will be available for 90 days at https://investor.catalent.com.

About Catalent

Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply around 80 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $5 billion in revenue in its 2022 fiscal year. For more information www.catalent.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the expected timing of filing the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended March 31, 2023 and release of earnings, the resolution of the Company’s operational, productivity and forecast issues, and the impact of such issues on the Company’s financial results for the fiscal quarter ended March 31, 2023 and the fiscal year to end on June 30, 2023. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements, including, but not limited to, general business, financial and accounting risks and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, filed with the U.S. Securities and Exchange Commission, or the SEC, and the Company’s other filings with the SEC. In addition, the statements regarding the impact of the issues identified in this press release on the Company’s financial results for the fiscal quarter ended March 31, 2023 and the fiscal year to end June 30, 2023 and the update on fiscal 2023 guidance are not a comprehensive statement or estimate of the Company’s financial results for such periods or of the events that may have affected the Company’s financial results for the fiscal quarter ended March 31, 2023 or that may affect the Company’s financial results for the fiscal year to end June 30, 2023. The Company’s actual results for the fiscal quarter ended March 31, 2023 and for the fiscal year to end June 30, 2023 may differ materially from what may be implied by, or be expected from, the statements in this press release, including regarding the state of the business and the impact of productivity and forecast issues on the Company’s financial results. These forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Paul Surdez, Catalent, Inc.

(732) 537-6325

investors@catalent.com

Media Contact: Chris Halling

+44 (0)7580 041073

media@catalent.com

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